Exhibit 4.12

THIS CONVERTIBLE PROMISSORY NOTE HAS BEEN, AND ANY SHARES ISSUED UPON CONVERSION PURSUANT TO THE TERMS HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT").  THIS CONVERTIBLE PROMISSORY NOTE, AND ANY SECURITIES ISSUED UPON CONVERSION PURSUANT TO THIS NOTE, HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAW, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT OR THOSE LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

THIS NOTE IS ISSUED IN SUBSTITUTION FOR, AND SUPERSEDES, THE ORIGINAL NOTE
 DATED OCTOBER 31, 2003

Principal Amount: $1,500,000	April 1, 2009

FOR VALUE RECEIVED, PHOTONIC PRODUCTS GROUP INC. (FORMERLY INRAD, INC),  a New Jersey corporation (hereinafter called "Issuer"), hereby promises to pay to the order of CLAREX LTD. and its successors and assigns (hereinafter called the "Holder"), at  such address as the Holder may designate in writing to Issuer, the principal sum of ONE MILLION DOLLARS FIVE HUNDRED THOUSAND ($1,500,000) plus all accrued interest owing hereunder in lawful money of the United States of America on or before the Maturity Date (as defined below), unless this Convertible Promissory Note (the "Note") is converted by the Holder as set forth herein.  For purposes of this Note, "Maturity Date" shall mean April 1, 2011.

1.
Interest.  Interest shall accrue on the unpaid principal amount of this Note at the rate of six percent (6%) per annum and shall be due and payable on the Maturity Date.  Interest shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.
Optional Prepayment; Order of Payments. Issuer may prepay this Note at any time, in whole or in part, without premium or penalty; provided, however, Issuer shall provide to the Holder written notice at least ten (10) business days prior to such prepayment.  All payments made on account of this Note shall be applied first to the payment of any costs of enforcement then due hereunder, second to the payment of accrued and unpaid interest then due hereunder, and the remainder, if any, shall be applied to the unpaid principal balance of this Note.

3.	Event of Default Defined; Acceleration of Maturity. If one or more of the following events ("Events of Default") shall have occurred:

a)
a default in the payment of all or any part of the principal or interest due under this Note as and when the same shall become due and payable, at maturity, by declaration as permitted hereunder, upon acceleration or otherwise;

b)
Issuer shall merge or consolidate with or into any other person or entity, sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets or adopt a plan of liquidation or dissolution; provided, however, that Issuer shall have the right to merge with any other entity so long as Issuer shall be the surviving entity in any such merger;

c)
Issuer shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with the consent of Issuer; or Issuer is generally not paying its debts as they become due or is insolvent, or has made a general assignment for the benefits of its creditors; or Issuer files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with its creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within sixty (60) days after the commencement of any proceeding against Issuer seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of Issuer or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or if, within sixty (60) days after the expiration of any such stay, such order or appointment shall not have been vacated (all such events, collectively "Insolvency Events");

Then Holder, by notice in writing to Issuer (the "Acceleration Notice"), may declare the principal amount of this Note and all accrued but unpaid interest to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable; provided that if an Insolvency Event occurs, the principal amount of this Note and all accrued but unpaid interest shall become and be immediately due and payable without any declaration or other act on the part of the Holder.

4.
Conversion.  The Holder may, at any time prior to the earlier of the Maturity Date or the prepayment of this Note by Issuer, convert all or a portion of the principal and accrued interest then outstanding under this Note into one Unit for each dollar converted (or an aggregate of 1,500,000 Units, exclusive of accrued interest) with each Unit consisting of one fully paid and non-assessable shares of Issuer’s Common Stock (the "Common Stock") and one Warrants in the form of Exhibit A hereto to acquire 0.75 shares of Issuer’s Common Stock at a price of $1.35 up to April 1, 2014 (i.e. if this Note were converted in full, for principal amount other than accrued interest, the Holder would receive 1,500,000 shares of Common Stock and 1,125,000 Warrants).  Such conversion shall be effected by the Holder by sending a written notice of conversion and this Note to Issuer for cancellation and issuance of the number of shares of Common Stock and Warrants into which this Note is being converted.  In the event this Note is being converted in part, a replacement Note representing the unconverted portion of this Note shall be delivered to the Holder.  Upon conversion of this Note, only whole shares of Common Stock shall be issued.  Any remainder due hereunder which is insufficient to purchase a whole share of Common Stock shall be paid by Issuer in cash.

4.1           Subdivision or Combination of Common Stock.  In case Issuer shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

4.2           Reorganization or Reclassification.  If any capital reorganization or reclassification of the capital stock of Issuer (other than in connection with a merger or other reorganization in which Issuer is not the surviving entity) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby the Holder shall thereupon have the right to receive upon the conversion of this Note, upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of this Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the shares of Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

4.3           Notice of Adjustment.  Upon any adjustment of the Conversion Price, then and in each such case Issuer shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to the Holder at the address of the Holder, as provided to Issuer, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

4.4            Due Issuance of Shares Upon Conversion.  Issuer covenants and agrees that all shares of Common Stock or any such other securities which may be issued upon any whole or partial conversion of this Note will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

4.5            Stock to be Reserved.  Issuer will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of this Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion hereof.  Issuer will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of this Note would, when added to the number of shares of Common Stock then reserved for issuance, exceed the total number of shares of Common Stock then authorized by Issuer’s Certificate of Incorporation.

5.
Subordination.  The Issuer hereby agrees, and the Holder of this Note by its acceptance agrees, that the payment of the principal of and interest on the Note is hereby expressly made subordinate and junior in right of payment, to the extent set forth in the following paragraphs (a), (b) and (c), to the prior payment in full of all Senior Debt of the Issuer, whether such Senior Debt, except as provided in Section 5 below, is incurred prior to, on or after the date hereof:

(a)            In the event of insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relative to the Issuer or to any of the property of the Issuer, or in the event or any proceedings for voluntary liquidation, dissolution, or other winding-up of the Issuer, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full of all principal of and interest on all Senior Debt before the Holder of this Note shall be entitled to receive any payment on account of principal or interest on this Note, and to that end the holders of Senior Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of this Note.
(b)            In the event that this Note is declared due and payable prior to its stated maturity, by reason of the occurrence of an Event of Default hereunder (under circumstances when the provisions of the foregoing paragraph (a) shall not be applicable), then all principal of and interest on all Senior Debt outstanding at the time of such declaration shall first be paid in full, before any payment on account of principal or interest is made upon this Note.

(c)            The Issuer may make payments and, subject to Section 1 of this Note, prepayments of the principal of and interest of this Note if, at the time of the payment and immediately after giving effect thereto, (i) there exists no default in any payment with respect to any Senior Debt and (ii) there shall not have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any Senior Debt, as defined in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, other than an event of default which shall have been cured or waived or shall have ceased to exist.  Should the Holder of this Note, while there exists a default or an event of default as provided in the immediately preceding sentence, and after being notified by the holder of the Senior Debt of the default, receive any such payment, or should the Holder of this Note receive any distribution in bankruptcy, dissolution, or similar insolvency proceedings in regard to the Issuer, the Holder of the Note will hold such payment or distribution in trust for the holder of the Senior Debt and will pay over such amounts to such holder to apply to the Senior Debt until the same is paid in full.

The provisions of this Section 5 are for the purpose of defining the relative rights of the holders of Senior Debt and the Holder of the Note against the Issuer and its property.  Nothing herein shall impair, as between the Issuer and the Holder of this Note, the obligation of the Issuer, which is unconditional and absolute, to pay to the Holder the principal and interest in accordance with the terms and the provisions hereof; nor shall anything herein prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law or hereunder upon default under this Note, subject to the rights, if any, under this Section 5 of holders of Senior Debt to receive cash, property, stock or obligation otherwise payable or deliverable to the Holder of this Note.  The Issuer acknowledges and agrees that the rights of the Holder of this Note with respect to the Issuer’s cash, property, rights and other assets of any kind are senior and prior to the rights of any holder of capital stock of the Issuer arising from such capital stock.

(d)           Definition.  “Senior Debt” shall mean the principal of, interest on and, if applicable, any premium on (i) the debt of the Issuer outstanding as of the date hereof, (ii) additional indebtedness incurred by the Issuer after date hereof for money borrowed from a bank, savings and loan association trust Issuer, insurance Issuer or similar financial institution, (iii) purchase money secured debt, (iv) obligations of the Issuer as lessee under leases of real or personal property which are treated as capital lease obligations under generally accepted accounting principles, and (v) any deferrals, renewals, re-financings or extensions of any of the foregoing.

6.	Miscellaneous.

6.1           Binding Effect; Assignability.  This Note shall be binding upon Issuer, its successors and its assigns, and shall inure to the benefit of Holder, its successors and its assigns.  This Note is transferable or assignable by the Holder or any transferee of the Holder only to an Affiliate or a partner, or an heir, administrator, executor or successor of the Holder; provided that such transfer or assignment is made in compliance with the Act and any applicable state and foreign securities laws.

6.2           Governing Law; Jurisdiction; Venue.  This Note has been executed in and shall be governed by the laws of the State of New Jersey.  Issuer irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey which will be the exclusive jurisdiction for disputes arising under the Note and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note.

IN WITNESS WHEREOF, Issuer has caused this Note to be signed in its name by its duly authorized officer and its corporate seal to be affixed hereto.

PHOTONIC PRODUCTS GROUP, INC.

By:	/s/ William J. Foote

Secretary and Chief Financial Office